CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
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We hereby consent to the incorporation by reference in this Registration
Statement of DWS Equity Partners Fund, Inc. (formerly Scudder Flag Investors Equity Partners Fund, Inc.) on Form N-1A ("Registration Statement") of our report dated July 21, 2006 relating to the financial statements and financial highlights which appears in the May 31, 2006 Annual Report to Shareholders of DWS Equity Partners Fund (formerly Scudder Flag Investors Equity Partners Fund), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Financial Statements" and "Independent Registered Public Accounting Firm and Reports to Shareholders" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP
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PricewaterhouseCoopers LLP
Boston, Massachusetts
September 28, 2006